                                                                    Exhibit 99.1

news release                                                      (TENNECO LOGO)


              TENNECO REPORTS RECORD HIGH 4Q AND FULL-YEAR REVENUES

     COMPANY'S GLOBAL POSITION AND TECHNOLOGY-DRIVEN NEW BUSINESS DELIVER STRONG OPERATIONAL PERFORMANCE


     -   Cash flow from operations in 4Q of $200 million, up 45%

     - Due to previously announced $87 million in refinancing costs and non-cash tax charges to realign European ownership structure, company reports 4Q net loss of $72 million, $1.57 per diluted share,

     - Adjusted net income of $15 million, 34-cents per diluted share; up from $3 million, 5-cents per diluted share

     - Projects average compounded annual OE revenue growth rate of 11% to 13% between 2008 and 2012

Lake Forest, Illinois, January 24, 2008 - Tenneco (NYSE: TEN) reported a fourth quarter net loss of $72 million, or $1.57 per diluted share, versus net income of $15 million, or 31-cents per diluted share in fourth quarter 2006. The loss was due to previously announced charges taken in the fourth quarter for actions that advance Tenneco's financial strategy. These include costs for refinancing a portion of the company's debt, which will reduce interest expense, and non-cash tax charges for realigning the European ownership structure, which more effectively aligns the company's U.S. and European assets and revenues with liabilities and expenses. This action will reduce cash taxes and accelerates the use of U.S. net operating losses.

After adjusting for charges below, net income was $15 million, or 34-cents per diluted share, up from net income of $3 million, or 5-cents per diluted share a year ago. The tables in this press release reconcile GAAP results to non-GAAP results and the comparative 2006 results reflect adjustments made in Tenneco's restated financial statements filed in August 2007.

EBIT (earnings before interest, taxes and minority interest) was $43 million versus $39 million a year ago. Adjusted EBIT was $61 million, up 53% from $41 million in fourth quarter 2006. EBITDA (EBIT before depreciation and amortization) was $98 million, up from $87 million the previous year. Adjusted EBITDA was $116 million, a 30% increase over $89 million a year ago.

ADJUSTED FOURTH QUARTER 2007 AND 2006 RESULTS:

                                                           Q4 2007                              Q4 2006
                                             ----------------------------------   ----------------------------------
                                                               Net                                  Net
                                             EBITDA   EBIT   Income   Per Share   EBITDA   EBIT   Income   Per Share
                                             ------   ----   ------   ---------   ------   ----   ------   ---------
Earnings Measures                             $ 98     $43    $(72)    $(1.57)     $87     $39     $ 15     $ 0.31
Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related
      expenses                                  18      18      11       0.26        6       6        4       0.08
   Charges related to refinancing               --      --      14       0.31       --      --       --         --
   Net tax Adjustments                          --      --      62       1.34       --      --      (13)     (0.28)
   Pension replacement                          --      --      --         --       (7)     (7)      (5)     (0.10)
   Reserve for receivables from former
      affiliate                                 --      --      --         --        3       3        2       0.04
                                              ----     ---    ----     ------      ---     ---     ----     ------
Non-GAAP earnings measures                    $116     $61    $ 15     $ 0.34      $89     $41     $  3     $ 0.05
                                              ====     ===    ====     ======      ===     ===     ====     ======

                                     -More-

FOURTH QUARTER 2007 ADJUSTMENTS:

     - Restructuring and restructuring related expenses of $18 million pre-tax, or 26-cents per diluted share primarily related to a previously announced facility closing;

     - Charge of $21 million pre-tax, or 31-cents per diluted share, for refinancing a portion of the company's debt;

     - Net tax expenses of $62 million, or $1.34 per diluted share, including $66 million in non-cash expenses to realign the European ownership structure and a net benefit of $4 million primarily related to adjustments for prior year income tax returns.

FOURTH QUARTER 2006 ADJUSTMENTS:

     - Restructuring and restructuring related expenses of $6 million pre-tax, or 8-cents per diluted share;

     - A reserve of $3 million pre-tax, or 4-cents per diluted share, for receivables from a former affiliate;

     - Benefit of $7 million pre-tax, or 10-cents per diluted share, from replacing the defined benefit pension plans in the U.S. with an enhanced defined contribution plan;

     - Tax benefits of $13 million or 28-cents per diluted share, related to an investment income tax credit in the Czech Republic and final adjustments related to prior year income tax returns.

"Tenneco delivered excellent results this quarter thanks to technology-driven growth and our global geographic balance, particularly in expanding markets like China and South America," said Gregg Sherrill, chairman and CEO, Tenneco. "A relentless focus on working capital improvements drove strong cash performance in the quarter. Our execution on managing accounts receivable and inventories helped convert earnings into strong cash flow."

Fourth quarter revenues increased 29% to $1.565 billion versus $1.209 billion a year ago. Substrate sales grew to $440 million from $297 million in fourth quarter 2006. Excluding substrate sales and favorable currency, revenue was $1.054 billion, up 16% from $912 million the previous year. The revenue increase was driven by higher volumes on new diesel platforms in North America, volume increases on key European emission control platforms and growth in China.

EBIT margin declined to 2.8% versus 3.2% in fourth quarter 2006, primarily due to a 48% increase in substrate sales, higher restructuring costs and a lower percentage of revenue generated from aftermarket sales, which typically carry higher margins. These factors also negatively impacted gross margin, which was 14.3% compared with 15.7% in fourth quarter 2006. The negative impact of these factors was partially offset by the sale of higher margin OE emission control technologies in the quarter.

Adjusted EBIT as a percent of value-added sales (revenue excluding substrate sales) grew to 5.4% from 4.4%, an indication that the company is realizing the margin benefit from its advanced hot-end and diesel aftertreatment technologies.

Cash generated by operations in the quarter was $200 million, up significantly from $138 million a year ago. The increase was driven by higher earnings and working capital improvements. The company generated $175 million in cash from working capital versus $130 million a year ago.

"Our ability to generate cash flow in the quarter helped us to end the year with a 45% increase in cash from operations, resulting in nearly flat year-over-year net debt" Sherrill said. "This was particularly outstanding given that we made significant investments throughout the year to fund our business growth with higher spending on engineering, capital expenditures and an emissions control technology acquisition."

At quarter-end, debt net of cash balances was $1.186 billion, compared with $1.183 billion at the end of fourth quarter 2006. Cash balances were $188 million versus $202 million the prior year. Total debt was $1.374 billion, versus $1.385 billion a year ago. At the end of the quarter, the ratio of debt net of cash balances to adjusted annual EBITDA was 2.4x, down from 2.9x at the end of fourth quarter 2006.

Total steel costs in the quarter increased $17 million year-over-year. These costs were offset by material substitutions, low-cost country sourcing, steel cost recovery from customers and other cost reductions.

The rate of revenue growth in the quarter continued to outpace overhead spending to support that growth. SGA&E (selling, general, administrative & engineering) costs as a percent of sales decreased to 8.1% versus 8.7% a year ago despite an increase in engineering spending to support technology development and future new business launches.

NORTH AMERICA

     - OE revenue was $592 million, up 63% from $363 million a year ago. Excluding substrate sales and currency, revenue was $342 million, a 26% year-over-year increase from $272 million. The increase was driven by incremental volume from diesel pick-up truck platforms like the Ford SuperDuty, GM Duramax engine vehicles and International's medium duty commercial trucks. Emission control content on GM crossover vehicles, the Toyota Tundra and ride control business on GM platforms that include the Suburban, Yukon, Silverado, Sierra, Trailblazer and Envoy also drove the increase. The increase was partially offset by volume declines on existing platforms.

     - Aftermarket revenue was $122 million, up 5% from $115 million in fourth quarter 2006. New business and increases in both ride control and exhaust sales drove the increase.

     - EBIT for North America operations was $16 million versus $18 million in fourth quarter 2006. Fourth quarter 2007 EBIT includes $2 million in restructuring costs. Fourth quarter 2006 EBIT includes $3 million in restructuring costs, a $3 million reserve for receivables from a former affiliate and a $7 million benefit for the U.S. pension plan replacement. Adjusted for these items, EBIT was $18 million, up $1 million year-over-year.

     - The EBIT benefit from higher volumes on new emission and ride control platforms was mostly offset by:

               - $5 million in net engineering spending due to customer recovery timing;

               - $2 million for inventory shrinkage on substrates at one Mexican emissions control facility;

               - $3 million in accelerated depreciation on OE service-part equipment; and

               - the impact of lower commercial vehicle ride control production volumes.


EUROPE, SOUTH AMERICA AND INDIA

     - OE revenue was $511 million, a 13% increase from $452 million a year ago. Excluding substrate sales and the impact of favorable currency, revenue was $337 million versus $285 million, an 18% increase. The increase was driven by higher volumes on platforms with hot-end and diesel aftertreatment technology like the Daimler Sprinter, the BMW 1 and 3 Series and the Audi A4.

     - Aftermarket revenue was $96 million, up from $90 million a year ago. Excluding favorable currency, revenue was $87 million. Lower exhaust sales more than offset increases in ride control sales.

     - South America and India revenue increased to $96 million from $71 million in fourth quarter 2006. Excluding substrate sales and the impact of favorable currency, revenue was $74 million compared with $63 million. The increase was due to higher OE volumes in South America.

     - EBIT for Europe, South America and India was $19 million, up from $16 million a year ago. Favorable currency benefited EBIT by $2 million.

     - Adjusted EBIT was up 84% to $35 million from $19 million a year ago. The EBIT increase was driven by strong manufacturing performance and OE volume increases, which more than offset higher material costs and lower aftermarket emission control sales.

     - Fourth quarter 2007 EBIT includes $16 million in restructuring and restructuring related costs and fourth quarter 2006 includes $3 million in restructuring and restructuring related costs.

ASIA PACIFIC

     - Asia revenue increased 35% to $98 million from $73 million a year ago. Excluding substrate sales and favorable currency, revenue was up 18% to $55 million from $47 million. The increase was due to growth in China with new OE business and higher OE volumes.

     - Australia revenue increased 12% to $50 million compared with $45 million in fourth quarter 2006. Excluding substrate sales and the impact of favorable currency, revenue was $37 million versus $40 million a year ago, primarily the result of lower aftermarket sales.

     - Asia Pacific EBIT was $8 million, a 59% increase over $5 million a year ago. Favorable currency benefited EBIT by $1 million. Operational efficiencies and strong OE volumes in China drove the EBIT increase.

FULL-YEAR 2007 RESULTS

Tenneco reported record high annual revenue of $6.2 billion, a 32% increase over $4.7 billion in 2006. Substrate sales grew to $1.673 billion from $927 million in 2007. Excluding substrate sales and favorable currency, revenue was up 15%. New diesel aftertreatment business on pick-up truck platforms in North America, growth in China and strong OE volumes in Europe drove the significant increase.

The company reported a net loss of $5 million, or 11-cents per diluted share, compared with net income of $49 million, or $1.05 per diluted share in 2006.

Adjusted for the items below, including $66 million in non-cash tax charges to realign the European ownership structure, net income was up 69% to $86 million, or $1.82 per diluted share, from $51 million, or $1.12 per diluted share in 2006.

Full year EBIT was $252 million, a 28% increase over $196 million a year ago. Adjusted EBIT was $282 million, a 25% increase from $225 million in 2006. 2007 EBITDA was $457 million, up from $380 million in 2006. Adjusted EBITDA was $487 million, a 19% increase from $409 million a year ago.

EBIT margin for the year declined to 4.1% versus 4.2% in 2006 due to an increase in substrate sales and a lower percentage of revenue generated from aftermarket sales, which typically carry higher margins. These factors also negatively impacted gross margin, which was 15.8% compared with 18.1% in 2006. The negative impact of these factors was partially offset by the sale of higher margin OE emission control technologies.

Adjusted EBIT as a percent of value-added sales (revenue excluding substrate sales) grew to 6.2% from 6.0%, which reflects the improved margin benefit from sales of the company's advanced hot-end and diesel aftertreatment technologies.

SGA&E as a percent of sales for 2007 was 8.3%, a significant improvement from 9.8% in 2006.

ADJUSTED FULL-YEAR 2007 AND 2006 RESULTS:

                                                          YTD 2007                             YTD 2006
                                             ----------------------------------   ----------------------------------
                                                               Net                                  Net
                                             EBITDA    EBIT  Income   Per Share   EBITDA   EBIT   Income   Per Share
                                             ------    ----  ------   ---------   ------   ----   ------   ---------
Earnings Measures                             $457     $252   $(5)     $(0.11)     $380    $196    $ 49     $ 1.05
Adjustments (reflects non-GAAP measures):
   Restructuring and restructuring related
      expenses                                  25       25    16        0.35        27      27      17       0.39
   New aftermarket customer changeover
      costs                                      5        5     3        0.06         6       6       4       0.08
   Charges related to refinancing               --       --    18        0.37        --      --      --         --
   Net tax Adjustments                          --       --    54        1.15        --      --     (16)     (0.34)
   Pension replacement                          --       --    --          --        (7)     (7)     (5)     (0.10)
   Reserve for receivables from former
      affiliate                                 --       --    --          --         3       3       2       0.04
                                              ----     ----   ---      ------      ----    ----    ----     ------
Non-GAAP earnings measures                    $487     $282   $86      $ 1.82      $409    $225    $ 51     $ 1.12
                                              ====     ====   ===      ======      ====    ====    ====     ======

FULL-YEAR 2007 ADJUSTMENTS:

     - Restructuring and restructuring related expenses of $25 million pre-tax, or 35-cents per diluted share;

     - Aftermarket customer changeover costs of $5 million pre-tax, or 6-cents per diluted share;

     - Refinancing charges of $26 million pre-tax, or 37-cents per diluted share;

     - Net tax expenses of $54 million, or $1.15 per diluted share, which includes $66 million in non-cash tax expenses to realign the company's European ownership structure, and net tax benefits of $12 million related to a reduction in income tax rates in Germany and adjustments for prior year income tax returns.

FULL-YEAR 2006 ADJUSTMENTS:

     - Restructuring and restructuring related expenses of $27 million pre-tax, or 39-cents per diluted share;

     - Aftermarket customer changeover costs of $6 million pre-tax, or 8-cents per diluted share;

     - A reserve of $3 million pre tax, or 4-cents per diluted share, for receivables from a former affiliate;

     - Benefit of $7 million pre-tax, or 10-cents per diluted share, from replacing the defined benefit pension plans in the U.S.;

     - Tax benefits of $16 million, or 34-cents per diluted share, primarily for an investment tax credit in the Czech Republic, resolution of tax issues with former affiliates, and final adjustments to prior year income tax returns.

The company benefited in 2007 from its geographic and customer balance. Geographically, 53% of total 2007 revenue and 52% of EBIT was generated outside North America with a growing share in expanding markets like China and Eastern Europe.

"Tenneco performed exceptionally well in a year marked by industry challenges. We profitably launched more than $1 billion in new OE business globally, the majority of which featured advanced technology products and systems," Sherrill said. "We executed on our global growth strategies by investing in growing markets like Russia and China, and making strategic investments in engineering and innovative technologies that are already generating new business. At the same time, we improved our financial flexibility and successfully managed our overhead costs."

OUTLOOK

Tenneco anticipates ongoing industry volatility in 2008. The company expects that North America industry OE production volumes will be lower, Europe OE volumes will remain relatively stable, and strong sales growth in expanding markets like China, India and Brazil will continue.

In the first quarter, Tenneco expects higher year-over-year revenues in North America given its market position and the anticipated benefit of incremental sales from new OE emission control business it launched in 2007, which will be at higher production levels compared to first quarter last year. In Europe, the company also expects to benefit from its strong position in Eastern Europe and Russia, where industry growth is predicted.

In 2007, Tenneco generated $5.1 billion in global original equipment revenues. Adjusted for substrate sales, global original equipment value-added sales were $3.4 billion. Tenneco estimates that its global original equipment revenues will be approximately $5.5 billion in 2008 and $6.0 billion in 2009. Adjusted for substrate sales, original equipment value-added sales are estimated to be approximately $3.7 billion in 2008 and $4.1 billion in 2009.

The company expects the pricing environment for steel will increase gross steel costs year-over-year by up to $40 million in 2008, which it anticipates fully offsetting through cost reductions, manufacturing efficiencies, material substitutions, low-cost country sourcing and customer recovery.

As part of its five year strategic vision, Tenneco projects it will achieve an average compounded annual OE revenue growth rate of 11% to 13% between 2008 and 2012, primarily driven by tightening emission control regulations globally. This projection reflects new business the company has been already awarded or expects to win with light vehicle and commercial vehicle original equipment manufacturers.

"Tenneco has a proven track-record of execution and implementing the right strategies to be successful, even in tough markets," Sherrill said. "Given our leading technology and engineering capabilities, favorable geographic and customer balance, cost flexibility and a relentless focus on managing costs and improving operations, Tenneco is well-positioned to address the industry challenges in 2008 while capturing additional new business opportunities, which will fuel our growth globally over the next five to seven years."

ATTACHMENT 1:
Statements of Income - 3 Months
Statements of Income - 12 Months
Balance Sheet
Statements of Cash Flow - 3 Months
Statements of Cash Flow - 12 Months

ATTACHMENT 2:
Reconciliation of GAAP Net Income to EBITDA - 3 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 3 Months
Reconciliation of GAAP Net Income to EBITDA - 12 Months
Reconciliation of GAAP to Non-GAAP Earnings Measures - 12 Months
Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures - 3 Months Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures - 12 Months Reconciliation of Non-GAAP Measures - Ratio of Debt Net of Cash to Adjusted
   EBITDA - 12 Months
Reconciliation of adjusted EBIT as a percent of value-added sales - 3 Months and 12 Months

CONFERENCE CALL

The company will host a conference call on Thursday, January 24, 2008 at 10:30 a.m. EST. The dial-in number is 888-790-1408 (domestic) or 773-756-0157 (international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on January 24, 2008. To access this recording, dial 866-365-2445 (domestic) or 203-369-0215 (international). The purpose of the call is to discuss the company's operations for the quarter, as well as other matters that may impact the company's outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

2008 ANNUAL MEETING

The Tenneco Board of Directors has scheduled the corporation's annual meeting of shareholders for Tuesday, May 6, 2008 at 10:00 a.m. CDT. The meeting will be held at the corporate headquarters, 500 North Field Drive, Lake Forest, Illinois. The record date for shareholders to vote at the meeting is March 11, 2008.

Tenneco is a $6.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world's largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe(R), Walker(R), Gillet(TM) and Clevite(R)Elastomer brand names.

Revenue estimates in this release are based on OE manufacturers' programs that have been formally awarded to the company; programs where Tenneco is highly confident that it will be awarded business based on informal customer indications consistent with past practices; Tenneco's status as supplier for the existing program and its relationship with the customer; and the actual original equipment revenues achieved by the company for each of the last several years compared to the amount of those revenues that the company estimated it would generate at the beginning of each year. These revenue estimates are also based on anticipated vehicle production levels and pricing, including precious metals pricing and certain actions to recover a portion of materials cost increases. The revenue estimates assume that foreign currency exchange rates will remain constant over the entire period.

This press release contains forward-looking statements. Words such as "hopes," "may," "expects," "anticipate," "will," and "outlook" and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the overall highly competitive nature of the automotive parts industry, including pricing pressure from the company's OE customers and the loss of any awards of business, or the failure to obtain new awards of business, from our large customers, on which we are dependent for a substantial portion of our revenues; for example, Ford, from whom the company derived more than 10% of its 2006 net sales, announced in 2006 a plan to significantly reduce the number of its global suppliers. While the company currently believes that its relationship with Ford will not be impacted by this plan, any significant reduction in sales to Ford could have a material adverse effect on the company;

(iii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iv) increases in the costs of raw materials, including the company's ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(v) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(vi) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(viii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(ix) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(x) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;

(xi) workforce factors such as strikes or labor interruptions;

(xii) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xiii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiv) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xvi) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K/A for the year ended December 31, 2006. Further information can be found on the company's web site at www.tenneco.com.

                                       ###

Contacts:   Jane Ostrander,                 Leslie Hunziker,
            Media Relations                 Investor Relations
            847-482-5607                    847-482-5042
            jostrander@tenneco.com          lhunziker@tenneco.com

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                         THREE MONTHS ENDED DECEMBER 31,
                       (Millions except per share amounts)

                                                                       2007      2006(1)
                                                                      ------     ------
Net sales and operating revenues                                      $1,565     $1,209
                                                                      ======     ======
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)               1,341(a)   1,019(d)
   Engineering, Research and Development                                  28         20
   Selling, General and Administrative                                    99(a)      85(d)(e)(f)
   Depreciation and Amortization of Other Intangibles                     55         48
                                                                      ------     ------
      Total Costs and Expenses                                         1,523      1,172
                                                                      ======     ======
Loss on sale of receivables                                               (2)        (2)
Other Income / (Expense)                                                   3          4
                                                                      ------     ------
Total Other Income / (Expense)                                             1          2
                                                                      ------     ------
Income before Interest Expense, Income Taxes, and Minority Interest
   North America                                                          16(a)      18(d)(e)(f)
   Europe, South America & India                                          19(a)      16(d)
   Asia Pacific                                                            8          5
                                                                      ------     ------
                                                                          43         39
Less:
   Interest expense (net of interest capitalized)                         52(b)      34
   Income tax expense (benefit)                                           61(c)     (12)(g)
   Minority interest                                                       2          2
                                                                      ------     ------
Net Income (Loss)                                                        (72)        15
                                                                      ------     ------
Average common shares outstanding:
   Basic                                                                46.1       45.1
                                                                      ======     ======
   Diluted                                                              47.8       47.2
                                                                      ======     ======
Earnings (Loss) per share of common stock:
   Basic                                                              $(1.57)    $ 0.32
                                                                      ======     ======
   Diluted                                                            $(1.57)    $ 0.31
                                                                      ======     ======

(a) Includes restructuring and restructuring related charges of $18 million pre-tax, $11 million after tax or $0.26 per share. Of the adjustment $16 million is recorded in cost of sales and $2 million is recorded in SG&A. Geographically, $2 million is recorded in North America and $16 million in Europe, South America and India.

(b) Includes a charge of $21 million pre-tax, $14 million after-tax or $0.31 per share for cost related to refinancing our 10.25% senior secured notes.

(c) Includes a $62 million or $1.34 per share tax charge for tax adjustments, including realigning the European ownership structure.

(d) Includes restructuring and restructuring related charges of $6 million pre-tax, $4 million after tax or $0.08 per share. Of the adjustment $4 million is recorded in cost of sales and $2 million is recorded in SG&A. Geographically, $3 million is recorded in North America and $3 million in Europe, South America and India.

(e) Includes pension replacement benefit of $7 million pre-tax, $5 million after tax or $0.10 per share. The entire $7 million adjustment is recorded in SG&A and geographically in North America.

(f) Includes reserve for receivables from former affiliate adjustment of $3 million pre-tax and $2 million after tax or $0.04 per share. The entire $3 million adjustment is recorded in SG&A and geographically in North America.

(g) Includes a $13 million or $0.28 per share tax benefit primarily related to FAS 109 adjustment, prior year true-up and Czech investment tax credit.

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                              STATEMENTS OF INCOME
                                    Unaudited
                        TWELVE MONTHS ENDED DECEMBER 31,
                       (Millions except per share amounts)

                                                                       2007         2006(1)
                                                                      ------        ------
Net sales and operating revenues                                      $6,184        $4,682
                                                                      ======        ======
Costs and Expenses
   Cost of Sales (exclusive of depreciation shown below)               5,210(a)      3,836(e)
   Engineering, Research and Development                                 114            88
   Selling, General and Administrative                                   399(a)(b)     373(e)(f)(g)(h)
   Depreciation and Amortization of Other Intangibles                    205           184
                                                                      ------        ------
      Total Costs and Expenses                                         5,928         4,481
                                                                      ======        ======
Loss on sale of receivables                                              (10)           (9)
Other Income / (Expense)                                                   6             4
                                                                      ------        ------
Total Other Income / (Expense)                                            (4)           (5)
                                                                      ------        ------
Income before Interest Expense, Income Taxes, and Minority Interest
   North America                                                         120(a)(b)     103(e)(f)(g)(h)
   Europe, South America & India                                          99(a)         81(e)
   Asia Pacific                                                           33            12(e)
                                                                      ------        ------
                                                                         252           196
Less:
   Interest expense (net of interest capitalized)                        164(c)        136
   Income tax expense                                                     83(d)          5(i)
   Minority interest                                                      10             6
                                                                      ------        ------
Net Income (Loss)                                                         (5)           49
                                                                      ------        ------
Average common shares outstanding:
   Basic                                                                45.8          44.6
                                                                      ======        ======
   Diluted                                                              47.5          46.8
                                                                      ======        ======
Earnings (Loss) per share of common stock:
   Basic                                                              $(0.11)       $ 1.11
                                                                      ======        ======
   Diluted                                                            $(0.11)       $ 1.05
                                                                      ======        ======

(a) Includes restructuring and restructuring related charges of $25 million pre-tax, $16 million after tax or $0.35 per share, of which $22 million is recorded in cost of sales and $3 million is recorded in SG&A. Geographically, $3 million is recorded in North America and $22 million in Europe, South America and India.

(b) Includes customer changeover costs of $5 million pre-tax, $3 million after-tax or $0.06 per share.

(c) Includes pre-tax expenses of $26 million, $18 million after-tax or $0.37 per share for costs related to refinancing activities.

(d) Includes a $54 million or $1.15 per share tax charge for tax adjustments, including realigning the European ownership structure.

(e) Includes restructuring and restructuring related charges of $27 million pre-tax, $17 million after tax or $0.39 per share, of which $23 million is recorded in cost of sales and $4 million is recorded in SG&A. Geographically, $13 million is recorded in North America, $8 million in Europe, South America and India and $6 million in Asia Pacific.

(f) Includes customer changeover costs of $6 million pre-tax, $4 million after-tax or $0.08 per share.

(g) Includes pension replacement benefit of $7 million pre-tax, $5 million after tax or $0.10 per share. The entire $7 million adjustment is recorded in SG&A and geographically in North America.

(h) Includes reserve for receivables from former affiliate adjustment of $3 million pre-tax and $2 million after tax or $0.04 per share. The entire $3 million adjustment is recorded in SG&A and geographically in North America.

(i) Includes a $16 million or $0.34 per share tax benefit primarily related to FAS 109 adjustment, prior year true-up, Czech investment tax credit and resolution of tax issues with former affiliates.

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                                 BALANCE SHEETS
                                  (Unaudited)
                                   (Millions)

                                                    December 31, 2007   December 31, 2006(1)
                                                    -----------------   --------------------
Assets
   Cash and Cash Equivalents                            $  188                $  202
   Receivables, Net                                        757(a)                595(a)
   Inventories                                             539                   441
   Other Current Assets                                    157                   177
   Investments and Other Assets                            764                   766
   Plant, Property, and Equipment, Net                   1,185                 1,093
                                                        ------                ------
   Total Assets                                         $3,590                $3,274
                                                        ======                ======
Liabilities and Shareholders' Equity
   Short-Term Debt                                      $   46                $   28
   Accounts Payable                                        987                   781
   Accrued Taxes                                            41                    49
   Accrued Interest                                         22                    33
   Other Current Liabilities                               262                   228
   Long-Term Debt                                        1,328(b)              1,357(b)
   Deferred Income Taxes                                   114                   107
   Deferred Credits and Other Liabilities                  359                   437
   Minority Interest                                        31                    28
   Total Shareholders' Equity                              400                   226
                                                        ------                ------
   Total Liabilities and Shareholders' Equity           $3,590                $3,274
                                                        ======                ======

                                                    December 31, 2007     December 31, 2006
                                                    -----------------   --------------------
(a) Accounts Receivables net of:
   Accounts receivables securitization programs         $  157                $  133

                                                    December 31, 2007     December 31, 2006
                                                    -----------------   --------------------
(b) Long term debt composed of:
   Borrowings against revolving credit facilities       $  169                $   --
   Term loan A (Due 2012)                                  150                    --
   Term loan B (Due 2010)                                   --                   356
   10.25% senior notes (Due 2013)                          251                   487
   8.625% subordinated notes (Due 2014)                    500                   500
   8.125% senior notes (Due 2015)                          250                    --
   Other long term debt                                      8                    14
                                                        ------                ------
                                                        $1,328                $1,357
                                                        ======                ======

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)

                                                                                  THREE MONTHS ENDED
                                                                                     DECEMBER 31,
                                                                                  ------------------
                                                                                     2007   2006(1)
                                                                                    -----   -------
Operating activities:
   Net income (loss)                                                                $ (72)   $ 15
   Adjustments to reconcile net
      income (loss) to net cash provided (used) by operating activities -
      Depreciation and amortization of other intangibles                               55      48
      Stock option expense                                                              2       2
      Deferred income taxes                                                            48     (50)
      Loss on sale of assets, net                                                      --       1
      Changes in components of working capital (net of acquisition)-
         (Inc.)/dec. in receivables                                                   173      62
         (Inc.)/dec. in inventories                                                    47      (9)
         (Inc.)/dec. in prepayments and other current assets                           50      19
         Inc./(dec.) in payables                                                      (72)     38
         Inc./(dec.) in taxes accrued                                                 (15)     23
         Inc./(dec.) in interest accrued                                               (6)      2
         Inc./(dec.) in other current liabilities                                      (2)     (5)
      Other                                                                            (8)     (8)
                                                                                    -----    ----
Net cash provided by operating activities                                             200     138
Investing activities:
   Net proceeds from sale of assets                                                     8      11
   Cash payments for plant, property & equipment                                      (61)    (43)
   Cash payments for software-related intangibles                                      (5)     (4)
   Investments and other                                                               --       2
                                                                                    -----    ----
Net cash used by investing activities                                                 (58)    (34)
                                                                                    -----    ----
Financing activities:
   Issuance of common shares                                                            2       4
   Issuance of long-term debt                                                         250      --
   Debt issuance costs on long-term debt                                               (5)
   Retirement of long-term debt                                                      (230)     (1)
   Net inc./(dec.) in revolver borrowings and short-term debt excluding current
      maturities on long-term debt                                                   (177)    (26)
   Distribution to minority interest partners                                          (3)     (3)
   Other                                                                               (2)     (2)
                                                                                    -----    ----
Net cash provided (used) by financing activities                                     (165)    (28)
                                                                                    -----    ----
Effect of foreign exchange rate changes on cash and cash equivalents                    8      10
                                                                                    -----    ----
Increase (Decrease) in cash and cash equivalents                                      (15)     86
Cash and cash equivalents, October 1                                                  203     116
                                                                                    -----    ----
Cash and cash equivalents, December 31                                              $ 188    $202
                                                                                    =====    ====
Cash paid during the period for interest                                            $  64    $ 34
Cash paid during the period for income taxes                                           15       8
Non-cash Investing and Financing Activities
   Period ended balance of payables for plant, property, and equipment              $  40    $ 18

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 1

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                                   (Millions)

                                                                                  TWELVE MONTHS ENDED
                                                                                      DECEMBER 31,
                                                                                  -------------------
                                                                                     2007   2006(1)
                                                                                    -----   -------
Operating activities:
   Net income (loss)                                                                $  (5)   $  49
   Adjustments to reconcile net income (loss)
      to net cash provided (used) by operating activities -
      Depreciation and amortization of other intangibles                              205      184
      Stock option expense                                                              9        7
      Deferred income taxes                                                            25      (41)
      Loss on sale of assets, net                                                       8        3
      Changes in components of working capital (net of acquisition)-
         (Inc.)/dec. in receivables                                                  (117)     (24)
         (Inc.)/dec. in inventories                                                   (66)     (57)
         (Inc.)/dec. in prepayments and other current assets                           15      (25)
         Inc./(dec.) in payables                                                      123       92
         Inc./(dec.) in taxes accrued                                                 (25)      15
         Inc./(dec.) in interest accrued                                              (10)       2
         Inc./(dec.) in other current liabilities                                      24        3
      Other                                                                           (21)      (5)
                                                                                    -----    -----
Net cash provided by operating activities                                             165      203
Investing activities:
   Net proceeds from sale of assets                                                    10       17
   Cash payments for plant, property & equipment                                     (177)    (177)
   Cash payments for software-related intangibles                                     (19)     (13)
Cash payment for net assets purchased                                                 (16)      --
   Investments and other                                                               --        1
                                                                                    -----    -----
Net cash used by investing activities                                                (202)    (172)
                                                                                    -----    -----
Financing activities:
   Issuance of common shares                                                            8       17
   Issuance of long-term debt                                                         400       --
   Debt issuance costs on long-term debt                                              (11)
   Retirement of long-term debt                                                      (591)      (4)
   Net inc./(dec.) in revolver borrowings and short-term debt excluding current
      maturities on long-term debt                                                    183        3
   Distribution to minority interest partners                                          (6)      (4)
   Other                                                                               --       --
                                                                                    -----    -----
Net cash provided (used) by financing activities                                      (17)      12
                                                                                    -----    -----
Effect of foreign exchange rate changes on cash and
   cash equivalents                                                                    40       18
                                                                                    -----    -----
Increase (Decrease) in cash and cash equivalents                                      (14)      61
Cash and cash equivalents, January 1                                                  202      141
                                                                                    -----    -----
Cash and cash equivalents, December 31                                              $ 188    $ 202
                                                                                    =====    =====
Cash paid during the period for interest                                            $ 177    $ 137
Cash paid during the period for income taxes                                           60       26
Non-cash Investing and Financing Activities
   Period ended balance of payables for plant, property, and equipment              $  40    $  18

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                 RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA
                                    Unaudited

                                                                   Q4 2007
                                                     ----------------------------------
                                                      North    Europe     Asia
                                                     America    & SA    Pacific   Total
                                                     -------   ------   -------   -----
Net income (loss)                                                                 $(72)
Minority interest                                                                    2
Income tax expense                                                                  61
Interest expense (net of interest capitalized)                                      52
                                                                                  ----
EBIT, Income before interest expense, income
   taxes and minority interest (GAAP measure)          $16       $19      $ 8       43
Depreciation and amortization of other intangibles      28        22        5       55
                                                       ---       ---      ---     ----
Total EBITDA(2)                                        $44       $41      $13     $ 98
                                                       ===       ===      ===     ====

                                                                 Q4 2006 (3)
                                                     ----------------------------------
                                                      North    Europe    Asia
                                                     America    & SA    Pacific   Total
                                                     -------   ------   -------   -----
Net income (loss)                                                                 $ 15
Minority interest                                                                    2
Income tax benefit                                                                 (12)
Interest expense (net of interest capitalized)                                      34
                                                                                  ----
EBIT, Income before interest expense, income
   taxes and minority interest (GAAP measure)          $18       $16      $ 5       39
Depreciation and amortization of other intangibles      24        20        4       48
                                                       ---       ---      ---     ----
Total EBITDA(2)                                        $42       $36      $ 9     $ 87
                                                       ===       ===      ===     ====

(1)  Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                                  Q4 2007                                Q4 2006 (5)
                                                  ---------------------------------------  ---------------------------------------
                                                  EBITDA (3)  EBIT  Net Income  Per Share  EBITDA (3)  EBIT  Net Income  Per Share
                                                  ----------  ----  ----------  ---------  ----------  ----  ----------  ---------
Earnings Measures                                    $ 98      $43     $(72)     $(1.57)      $87      $39      $ 15       $0.31
Adjustments (reflect non-GAAP measures):
   Restructuring and restructuring related
      expenses                                         18       18       11        0.26         6        6         4        0.08
   Charges related to refinancing                      --       --       14        0.31        --       --        --          --
   Net tax adjustments                                 --       --       62        1.34        --       --       (13)      (0.28)
   Pension replacement (4)                             --       --       --          --        (7)      (7)       (5)      (0.10)
   Reserve for receivables from former affiliate       --       --       --          --         3        3         2        0.04
                                                     ----      ---     ----      ------       ---      ---      ----       -----
Non-GAAP earnings measures                           $116      $61     $ 15      $ 0.34       $89      $41      $  3       $0.05
                                                     ====      ===     ====      ======       ===      ===      ====       =====

                                                                    Q4 2007
                                                      ----------------------------------
                                                       North    Europe     Asia
                                                      America    & SA    Pacific   Total
                                                      -------   ------   -------   -----
EBIT                                                    $16       $19      $ 8      $43
   Restructuring and restructuring related expenses       2        16       --       18
                                                        ---       ---      ---      ---
Adjusted EBIT                                           $18       $35      $ 8      $61
                                                        ===       ===      ===      ===

                                                                  Q4 2006 (5)
                                                      ----------------------------------
                                                       North    Europe     Asia
                                                      America    & SA    Pacific   Total
                                                      -------   ------   -------   -----
EBIT                                                    $18        16      $ 5      $39
   Restructuring and restructuring related expenses       3         3       --        6
   Pension replacement (4)                               (7)       --       --       (7)
   Reserve for receivables from former affiliate          3        --       --        3
                                                        ---       ---      ---      ---
Adjusted EBIT                                           $17       $19      $ 5      $41
                                                        ===       ===      ===      ===

(1)  Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the fourth quarters of 2007 and 2006 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) In August 2006, we announced that we were freezing future accruals under our U.S. defined benefit pension plans for substantially all our U.S. salaried and non-union hourly employees effective December 31, 2006. In lieu of those benefits, we are offering additional benefits under defined contribution plan.

(5) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
               RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA(2)
                                    Unaudited

                                                                   YTD 2007
                                                      ----------------------------------
                                                       North    Europe     Asia
                                                      America    & SA    Pacific   Total
                                                      -------   ------   -------   -----
Net income (loss)                                                                  $ (5)
Minority interest                                                                    10
Income tax expense                                                                   83
Interest expense (net of interest capitalized)                                      164
                                                                                   ----
EBIT, Income before interest expense, income taxes
   and minority interest (GAAP measure)                 $120     $ 99      $33      252
Depreciation and amortization of other intangibles       103       86       16      205
                                                        ----     ----      ---     ----
Total EBITDA(2)                                         $223     $185      $49     $457
                                                        ====     ====      ===     ====

                                                                 YTD 2006 (3)
                                                      ----------------------------------
                                                       North    Europe     Asia
                                                      America    & SA    Pacific   Total
                                                      -------   ------   -------   -----
Net income (loss)                                                                   $ 49
Minority interest                                                                      6
Income tax expense                                                                     5
Interest expense (net of interest capitalized)                                       136
                                                                                    ----
EBIT, Income before interest expense, income taxes
   and minority interest (GAAP measure)                 $103     $ 81      $12       196
Depreciation and amortization of other intangibles        92       79       13       184
                                                        ----     ----      ---      ----
Total EBITDA(2)                                         $195     $160      $25      $380
                                                        ====     ====      ===      ====

(1)  Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                                    Unaudited

                                                                  YTD 2007                              YTD 2006 (6)
                                                  ---------------------------------------  ---------------------------------------
                                                  EBITDA (3)  EBIT  Net Income  Per Share  EBITDA (3)  EBIT  Net Income  Per Share
                                                  ----------  ----  ----------  ---------  ----------  ----  ----------  ---------
Earnings Measures                                    $457     $252      $(5)     $(0.11)      $380     $196     $ 49       $1.05
Adjustments (reflect non-GAAP measures):
   Restructuring and restructuring related
      expenses                                         25       25       16        0.35         27       27       17        0.39
   New aftermarket customer changeover costs (4)        5        5        3        0.06          6        6        4        0.08
   Charges related to refinancing activities           --       --       18        0.37         --       --       --          --
   Net tax adjustments                                 --       --       54        1.15         --       --      (16)      (0.34)
   Pension replacement (5)                             --       --       --          --         (7)      (7)      (5)      (0.10)
   Reserve for receivables from former affiliate       --       --       --          --          3        3        2        0.04
                                                     ----     ----      ---      ------       ----     ----     ----       -----
Non-GAAP earnings measures                           $487     $282      $86      $ 1.82       $409     $225     $ 51       $1.12
                                                     ====     ====      ===      ======       ====     ====     ====       =====

                                                                   YTD 2007
                                                      ----------------------------------
                                                       North    Europe     Asia
                                                      America    & SA    Pacific   Total
                                                      -------   ------   -------   -----
EBIT                                                    $120     $ 99      $33      $252
   Restructuring and restructuring related expenses        3       22       --        25
   New aftermarket customer changeover costs (4)           5       --       --         5
                                                        ----     ----      ---      ----
Adjusted EBIT                                           $128     $121      $33      $282
                                                        ====     ====      ===      ====

                                                                 YTD 2006 (6)
                                                      ----------------------------------
                                                       North    Europe     Asia
                                                      America    & SA    Pacific   Total
                                                      -------   ------   -------   -----
EBIT                                                   $103        81      $12     $196
   Restructuring and restructuring related expenses      13         8        6       27
   New aftermarket customer changeover costs (4)          6        --       --        6
   Pension replacement (5)                               (7)       --       --       (7)
   Reserve for receivables from former affiliate          3        --       --        3
                                                       ----       ---      ---     ----
Adjusted EBIT                                          $118       $89      $18     $225
                                                       ====       ===      ===     ====

(1)  Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for 2007 and 2006 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above the changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the time period in which they were incurred.

(5) In August 2006, we announced that we were freezing future accruals under our U.S. defined benefit pension plans for substantially all our U.S. salaried and non-union hourly employees effective December 31, 2006. In lieu of those benefits, we are offering additional benefits under defined contribution plan.

(6) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
         RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES (1)
                                    Unaudited

                                                                      Q4 2007
                                            -----------------------------------------------------------
                                                                              Substrate      Revenues
                                                                                Sales       Excluding
                                                                   Revenues   Excluding      Currency
                                                       Currency   Excluding    Currency   and Substrate
                                            Revenues    Impact     Currency     Impact        Sales
                                            --------   --------   ---------   ---------   -------------
North America Original Equipment
   Ride Control                              $  123       $--       $  123        $ --        $  123
   Exhaust                                      469         3          466         247           219
                                             ------       ---       ------        ----        ------
   Total North America Original Equipment       592         3          589         247           342
North America Aftermarket
   Ride Control                                  85        --           85          --            85
   Exhaust                                       37        --           37          --            37
                                             ------       ---       ------        ----        ------
   Total North America Aftermarket              122        --          122          --           122
Total North America                             714         3          711         247           464
Europe Original Equipment
   Ride Control                                 116        12          104          --           104
   Exhaust                                      395        38          357         124           233
                                             ------       ---       ------        ----        ------
   Total Europe Original Equipment              511        50          461         124           337
Europe Aftermarket
   Ride Control                                  49         5           44          --            44
   Exhaust                                       47         4           43          --            43
                                             ------       ---       ------        ----        ------
   Total Europe Aftermarket                      96         9           87          --            87
South America & India                            96        11           85          11            74
Total Europe, South America & India             703        70          633         135           498
Asia                                             98         9           89          34            55
Australia                                        50         7           43           6            37
                                             ------       ---       ------        ----        ------
Total Asia Pacific                              148        16          132          40            92
Total Tenneco Inc.                           $1,565       $89       $1,476        $422        $1,054
                                             ======       ===       ======        ====        ======

                                                                    Q4 2006 (2)
                                            -----------------------------------------------------------
                                                                              Substrate      Revenues
                                                                                Sales       Excluding
                                                                   Revenues   Excluding      Currency
                                                       Currency   Excluding    Currency   and Substrate
                                            Revenues    Impact     Currency     Impact        Sales
                                            --------   --------   ---------   ---------   -------------
North America Original Equipment
   Ride Control                              $  112       $--       $  112      $   --        $  112
   Exhaust                                      251        --          251          91           160
                                             ------       ---       ------      ------        ------
   Total North America Original Equipment       363        --          363          91           272
North America Aftermarket
   Ride Control                                  81        --           81          --            81
   Exhaust                                       34        --           34          --            34
                                             ------       ---       ------      ------        ------
   Total North America Aftermarket              115        --          115          --           115
Total North America                             478        --          478          91           387
Europe Original Equipment
   Ride Control                                 100        --          100          --           100
   Exhaust                                      352        --          352         167           185
                                             ------       ---       ------      ------        ------
   Total Europe Original Equipment              452        --          452         167           285
Europe Aftermarket
   Ride Control                                  40        --           40          --            40
   Exhaust                                       50        --           50          --            50
                                             ------       ---       ------      ------        ------
   Total Europe Aftermarket                      90        --           90          --            90
South America & India                            71        --           71           8            63
Total Europe, South America & India             613        --          613         175           438
Asia                                             73        --           73          26            47
Australia                                        45        --           45           5            40
                                             ------       ---       ------      ------        ------
Total Asia Pacific                              118        --          118          31            87
Total Tenneco Inc.                           $1,209       $--       $1,209      $  297        $  912
                                             ======       ===       ======      ======        ======

(1) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(2) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
         RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES (1)
                                    Unaudited

                                                                      YTD 2007
                                            -----------------------------------------------------------
                                                                              Substrate      Revenues
                                                                                Sales       Excluding
                                                                   Revenues   Excluding      Currency
                                                       Currency   Excluding    Currency   and Substrate
                                            Revenues    Impact     Currency     Impact        Sales
                                            --------   --------   ---------   ---------   -------------
North America Original Equipment
   Ride Control                              $  514      $ --       $  514      $   --        $  514
   Exhaust                                    1,850         5        1,845         924           921
                                             ------      ----       ------      ------        ------
   Total North America Original Equipment     2,364         5        2,359         924         1,435
North America Aftermarket
   Ride Control                                 385        --          385          --           385
   Exhaust                                      152        --          152          --           152
                                             ------      ----       ------      ------        ------
   Total North America Aftermarket              537        --          537          --           537
Total North America                           2,901         5        2,896         924         1,972
Europe Original Equipment
   Ride Control                                 427        37          390          --           390
   Exhaust                                    1,569       120        1,449         511           938
                                             ------      ----       ------      ------        ------
   Total Europe Original Equipment            1,996       157        1,839         511         1,328
Europe Aftermarket
   Ride Control                                 201        15          186          --           186
   Exhaust                                      207        16          191          --           191
                                             ------      ----       ------      ------        ------
   Total Europe Aftermarket                     408        31          377          --           377
South America & India                           333        24          309          39           270
Total Europe, South America & India           2,737       212        2,525         550         1,975
Asia                                            352        15          337         123           214
Australia                                       194        23          171          25           146
                                             ------      ----       ------      ------        ------
Total Asia Pacific                              546        38          508         148           360
Total Tenneco Inc.                           $6,184      $255       $5,929      $1,622        $4,307
                                             ======      ====       ======      ======        ======

                                                                    YTD 2006 (2)
                                            -----------------------------------------------------------
                                                                              Substrate      Revenues
                                                                                Sales       Excluding
                                                                   Revenues   Excluding      Currency
                                                       Currency   Excluding    Currency   and Substrate
                                            Revenues    Impact     Currency     Impact        Sales
                                            --------   --------   ---------   ---------   -------------
North America Original Equipment
   Ride Control                              $  483       $--       $  483       $ --         $  483
   Exhaust                                      928        --          928        272            656
                                             ------       ---       ------       ----         ------
   Total North America Original Equipment     1,411        --        1,411        272          1,139
North America Aftermarket
   Ride Control                                 383        --          383         --            383
   Exhaust                                      162        --          162         --            162
                                             ------       ---       ------       ----         ------
   Total North America Aftermarket              545        --          545         --            545
Total North America                           1,956        --        1,956        272          1,684
Europe Original Equipment
   Ride Control                                 380        --          380         --            380
   Exhaust                                    1,264        --        1,264        519            745
                                             ------       ---       ------       ----         ------
   Total Europe Original Equipment            1,644        --        1,644        519          1,125
Europe Aftermarket
   Ride Control                                 178        --          178         --            178
   Exhaust                                      211        --          211         --            211
                                             ------       ---       ------       ----         ------
   Total Europe Aftermarket                     389        --          389         --            389
South America & India                           272        --          272         32            240
Total Europe, South America & India           2,305        --        2,305        551          1,754
Asia                                            246        --          246         85            161
Australia                                       175        --          175         19            156
                                             ------       ---       ------       ----         ------
Total Asia Pacific                              421        --          421        104            317
Total Tenneco Inc.                           $4,682       $--       $4,682       $927         $3,755
                                             ======       ===       ======       ====         ======

(1) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(2) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
                     RECONCILIATION OF NON-GAAP MEASURES (5)
                 Debt net of cash / Adjusted EBITDA - 12 months

                                              Year Ended
                                             December 31
                                           ---------------
                                            2007     2006
                                           ------   ------
Total debt                                 $1,374   $1,385
Cash and cash equivalents                     188      202
Debt net of cash balances (1)               1,186    1,183
Adjusted EBITDA (2) (3)                       487      409
Ratio of net debt to adjusted EBITDA (4)      2.4x     2.9x

(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) Adjusted EBITDA is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Similar adjustments to EBITDA have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(4) Tenneco presents the above reconciliation of the ratio of debt net of cash to annual adjusted EBITDA to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, annual adjusted EBITDA is used as an indicator of the company's performance and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (2) and (3) for a description of the limitations of using debt net of cash, EBITDA and adjusted EBITDA.

(5) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

                                                                    ATTACHMENT 2

                                  TENNECO INC.
           RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
                 Adjusted EBIT as a Percent of Value Added Sales
                                    Unaudited

                                                        Q4 2007   Q4 2006 (3)   (2007)   (2006) (3)
                                                        -------   -----------   ------   ----------
Net Sales                                               $1,565      $1,209      $6,184     $4,682
Substrate Sales                                         $  440      $  297      $1,673     $  927
                                                        ------      ------      ------     ------
Value-Added Sales                                       $1,125      $  912      $4,511     $3,755
Adjusted EBIT                                           $   61      $   41      $  282     $  225
   Adjusted EBIT as a percentage of Value Added Sales      5.4%        4.4%        6.2%       6.0%

(1)  Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the fourth quarters of 2007 and 2006 and full year 2006 and 2007 in a manner that allows a better understanding of our operational results compared to our value-added sales by excluding the impact of substrate sales, which generally carry lower margins. Using only the GAAP revenue measures to analyze Adjusted EBIT margin would have material limitations because the impact of lower-margin substrate sales can obscure the impact of Tenneco's higher technology value add hot-end emissions business. Management compensates for these limitations by utilizing both Adjusted EBIT as a percentage of Net Sales and Adjusted EBIT as a percentage of Value-Added Sales to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the trends in Tenneco's EBIT margins.

(3) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.